Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
(970) 493-7272, Ext. 4105

Heska Announces Receipt of Letter from Nasdaq

LOVELAND, CO, October 24, 2008 -- Heska Corporation (NASDAQ: HSKA) ("Heska") today announced that it received a letter on October 20, 2008 from the staff of The Nasdaq Stock Market confirming that Heska's common stock has closed below the minimum $1.00 per share requirement for the last 30 consecutive trading days, a requirement for continued inclusion under Marketplace Rule 4310(c)(4), or the Bid Price Rule. However, given recent extraordinary market conditions marked by unprecedented turmoil in U.S. and world financial markets, Nasdaq has recently suspended enforcement of the Bid Price Rule for all Nasdaq-listed companies through January 16, 2009. Following reinstatement of the Bid Price Rule on January 19, 2009, and in accordance with Marketplace Rule 4310(c)(8)(D), Heska will be provided 180 calendar days, or until July 20, 2009, to regain compliance with the Bid Price Rule. If, at anytime before July 20, 2009, the bid price of Heska's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Heska's common stock should regain compliance with the Bid Price Rule.

If compliance with the Bid Price Rule cannot be demonstrated by July 20, 2009, the Nasdaq staff will determine whether Heska meets The Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 4310(c), except for the bid price requirement. If Heska meets the initial listing criteria, the staff of the Nasdaq will notify Heska that it has been granted an additional 180 calendar day compliance period. If Heska is not eligible for an additional compliance period, the Nasdaq staff will provide written notification to Heska that its securities will be delisted. Heska may then appeal the Nasdaq staff's determination to a Nasdaq Listing Qualifications Panel. Heska believes it currently meets the criteria required for the additional 180 calendar day compliance period.

About Heska

Heska Corporation (NASDAQ: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products. Heska's state-of-the-art offerings to its customers include diagnostic instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines. The company's core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians. For further information on Heska and its products, visit the company's website at www.heska.com.

Forward-Looking Statements

This press release includes forward-looking statements about Heska's Nasdaq listing status that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties that could affect Heska's listing status include the risks that it may continue to not meet the listing requirements for The Nasdaq Capital Market, that it may not be properly interpreting requirements for an additional180 day compliance period, that Heska will fail to maintain parameters required for an additional180 day compliance period through July 2009 and that Heska may not be successful in an appeal to the Listing Qualifications Panel. In addition, factors that could affect the business and financial results of Heska generally include the following: risks related to the ultimate commercial success of the Heska's recently launched chemistry instrument; uncertainties related to Heska's ability to project future financial results, including its expectation of profitability in 2008 and the future; risks regarding Heska's reliance on third-party suppliers, which is substantial and could have significant negative consequences if Heska were to lose exclusive rights or access to a product due to a failure to meet minimum sales requirements or for other reasons; risks regarding Heska's ability to successfully market, sell and distribute its products; uncertainties regarding Heska's reliance on third parties to whom Heska has granted substantial marketing rights to certain of Heska's existing products; competition, including uncertainties regarding the impact of new products competitors have recently launched or may launch in the future; risks related to the loss of large or significant customers; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

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